Novo Nordisk A/S
Consent of independent registered public accounting firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 28, 2009 relating to the Consolidated Financial Statements and the effectiveness of intemal control over financial reporting, which appears in Novo Nordisk A/S's Annual Report on Form 20-F for the year ended December 31, 2008 through incorporation with reference to the Company's Annual Report (the pages listed in Item 19 of the Form 20-F) filed on Form 6-K dated February 9, 2009.

12 February 2009
Copenhagen, Denmark

/s/ PricewaterhouseCoopers
PricewaterhouseCoopers
Statsautoriseret Revisionsaktieselskab